SES Solar Announces a $3.7 Million Private Placement

Balance of Plant Financing Expected Soon

GENEVA -- 11/22/2006 -- SES Solar Inc. (OTCBB: SESI), a leading European-based developer of cost-effective, high productivity solar panels and solar roof tiles, is pleased to announce that it has received and accepted subscriptions for approximately USD 3.7 million (CHF 4.6 million) relating to a private placement for 4,100,001 common shares of the company at USD 0.90 per share. Proceeds from the financing will be used for the construction of the company's new state-of-the-art solar panel manufacturing facility in Geneva.

The securities offered by SES Solar have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

"We are very pleased with the confidence investors are showing in SES Solar," said Jean-Christophe Hadorn, chief executive officer and president at SES Solar Inc. "We are in advanced negotiations for obtaining the balance of the construction financing, and believe we will conclude those discussions soon."

SES Solar's current business plan includes the development of new assembly lines based on its patented methodology which allows for low cost production of technologically advanced solar panels and solar roof tiles in Europe. The company plans to construct a state-of-the-art manufacturing facility in the suburbs of Geneva, Switzerland. SES Solar received authorization to build a production site on the property from the State of Geneva.

About SES Solar Inc.

SES Solar's wholly owned subsidiary, SES Switzerland was incorporated under the laws of Switzerland on March 26, 2001. Its principle business is the production of solar photovoltaic modules and roof tiles from silicon cells. SES Switzerland's proprietary products are based upon integrating unique architecture on commercially available high-performance modules and solar tiles. SES Switzerland services global market integrators and resellers as well as its own clientele and is positioned as one of the few manufacturers in Europe that can also produce customized solar photovoltaic modules that are larger than three square meters. Additionally, SES Switzerland's patented industrial production process yields photovoltaic modules in Europe at Asian manufacturing costs. Of great importance in today's world is that SES Switzerland's photovoltaic technology turns solar energy directly into useable electricity without releasing carbon dioxide. For additional information please visit www.sessolar.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, additional unforeseen expenses that the company incurs in implementing its growth strategy; the failure by the company to operate effectively in a highly competitive industry with many participants; the company's ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; the company's ability to protect its intellectual property rights and exposure to infringement claims by others; the company's ability to operate efficiently, without work stoppages, labor disputes, equipment/mechanical break-downs and in compliance with current and new governmental regulations; the company's ability to generate revenues, and the company's ability to obtain financing to build the manufacturing facility as well as if and when necessary to meet cash requirements.

Media Contact:
Standard Atlantic
+41-22-548-0135

Investor Contact:
Michael Noonan
+1-512-687-3457